Unlocked Reality Inc.

Unlocked Reality Makes Virtual Reality Movement Natural & Fluid


INVEST IN THE
FUTURE OF
VIRTUAL REALITY
Unlocked Reality
Making Virtual Reality
Movement Natural & Fluid

Invest

$99 minimum investment

Deadline February 21, 2022
in 2 months

Share Price
$0.60

Total Raised
$0

Valuation
$4,800,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch   Updates   Discussion

INTRODUCTION

Unlocked Reality is a **virtual reality** hardware accessories company focused on solving problems that Headsets, Treadmills, Slidemills, and Hand Trackers can't solve.

Unlocked Reality Makes Virtual Reality Movement Natural & Fluid


Unlocked Reality
The Way You Move
Affects The Way You Feel...
Unlocked Reality Makes
Virtual Reality Movement
Natural & Fluid

Our team is building a solution for VR locomotion that allows users to **move naturally and untethered while staying in one place**.

DEAL HIGHLIGHTS

Unlocked Reality is working to improve the entire virtual reality experience.

- **Unlocked Reality**'s platform aims to transform **locomotion in a virtual environment**. Say goodbye to rigs, harnesses, and clunky devices as our patent pending design provides freedom in movement.
- There is a **huge demand** for products that support **VR, XR, AR and the metaverse**. VR adoption stats for 2020 showed that there were **57.4 million VR users in the US and 90.9 million AR users,** according to Finances Online.
- Our **target market** of enterprise is still in very **early adoption of VR** products. Capgemini Research Institute's 2018 research showed that 82% of companies that are currently in the process of implementing AR and VR solutions say the **benefits** are either meeting or **exceeding their expectations**.
- The global augmented reality (AR), virtual reality (VR), and mixed reality (MR) market is forecast to reach 30.7 billion U.S. dollars in 2021, rising to close to **300 billion U.S. dollars by 2024** [1]. Yet, we believe there are no great **VR platforms**.
- We believe Unlocked Reality has the marketing and product-design potential to spearhead the **virtual reality movement**.

> "What Unlocked Reality is building is something that really opens the gateway to the metaverse. Their use of maglev technology gives users this effortless, seamless but still realistic experience of walking and moving around a digital space."
>
> *- Lori-Lee Elliott, CEO - Future sight AR*

PROBLEM

Failure of natural immersion

Even though we are surrounded by all types of evolving tech, people have still not been given the access to allow their body to **freely follow** where their mind wanders in VR. With the **power** to fully immerse minds, **Unlocked Reality has the opportunity to change the world**.

common failed user experiences with VR



TREADMILL
Your body feels that space is limited and movement is restricted by rails
SLIDEMILL
Your body is locked into place by a harness and walking feels slippery
TRACKERS
Your body is shackled with gear that can be cumbersome
Problem
Headsets enable you to experience VR with your eyes and hands, but how you move is still bounded & restricted.
Currently in the VR space, you have no control over your movement. Although there have been attempts to give people mobility via treadmills, slide mills, & trackers, they all have fallen short of capturing true movement.
This is due to the fact that your movements are being translated poorly.
Unlocked Reality is focused on providing users the ability to free the body to follow where the mind wanders.
COMMON FAILED USER EXPERIENCES
Loss of immersion
Unnatural movement
Lack of play space
Irritable restrictions

VR headsets let you see with your eyes and hands, but how you move is still **bounded & restricted**. Currently, in the VR space, you have no control over your movement. In today's landscape, common experiences include:

- Running out of play space
- Bumping into things
- Motion sickness
- Losing your sense of immersion

Although there have been attempts to give people mobility via treadmills, slide mills, & trackers, **they all have fallen short of capturing true movement**; this is due to the fact that your movements are being translated poorly.

Unlocked Reality is focused on providing users the ability to **free the body** to **follow where the mind wanders**.

> **"The ability of the platform to recognize a user's unique gait pattern and predict their movement through machine learning is a GAMECHANGER. I believe this will help customize the virtual reality therapy experience for each patient's functional ability"**
>
> *- Veena Somareddy, CEO/Co-Founder of Neuro Rehab VR*

—

SOLUTION

Unlocked Reality VR Base Maglev Concept



The Goal: TRUE IMMERSION

- **Allow natural movement**
- **Connect your body's senses**
- **Enable untethered exploration in an alternate reality**

Immersion is the Gateway


Immersion Is The Gateway
Our platform addresses two of the most important components of the human sensory system.
1. Vestibular Sense: for balance and spatial orientation for coordinating movement.
2. Proprioceptive Sense: for sense of self-movement and body position.
Thanks to Unlocked Reality's cutting edge technology addressing these elements, VR can now be truly immersive.
The Sensory System
TOUCH
Felt by the surface of your body
PROPRIOCEPTION
Self movement and body position
TASTE
Flavors for the tongue
INTEROCEPTION
Awareness of the body's internal state
SIGHT
Seen by the eyes
SMELL
Scent of your surrounding
VESTIBULAR
Sense of balance
HEARING
Sounds your ears listen to

We believe our patent pending method of **dynamically** reducing friction is **unlike most other existing VR platforms**. Using the platform (and shoes), we are working towards providing users the ability to move untethered as the friction keeps them in one place.

Dynamic friction reduction is achieved by controlling the users' interaction with the ground or platform surface by physically changing their exposure to either a high or a low friction surface (dependent on the method) at **specific times** during a walking cycle in order to prevent **the user** from displacing themselves.

There are two different methods we could use to achieve this effect: An economic mechanical method that relies on ball transfer units and a much more robust method that relies on magnetic levitation. **Magnetic levitation (maglev)** enables an object to float above a solid surface. **Ball transfer units** utilize rolling friction to allow objects to slide over them fluidly.

Opportunity & Solution


Opportunity & Solution
01. Move Naturally
Walk and run your way through virtual space as naturally as walking down the street or taking a lap around the track.
Superior user experience
02. Stay Immersed
Focus on the important things without having to worry about bumping into objects or running out of room to move.
Small space requirement
03. Upgrade Your Play
Our patent pending solution uses precisely controlled magnetic levitation and the best of modern machine learning to bring you the new standard of locomotion in virtual reality.
Usage improves over time
#63/255,502*
The Goal: TRUE IMMERSION
- Allow natural movement
- Connect your body's senses
- Enable untethered exploration in an alternate reality
We believe our patent pending method* of dynamically reducing friction is unlike any other existing VR platform.
Using the platform (and shoes), users are able to move untethered as the friction keeps the user in one place.

Both methods are driven by **machine learning**. Using sensors, the algorithm can recognize:

- User's unique gait pattern
- Tracks their activity
- Accurately predicts their movement

Using this prediction we can control the system to keep in step with the user and support any users' movement naturally.

Currently we are planning on building individual-sized platforms, but our methodologies could be scalable to platforms of any size, from personal to multiuser.

Our Competition

Unlocked Reality competition



vs Competition

		Infinadeck	Cyberith Virtualizer	Kat VR – Kat Walk C	Virtuix – Omni One
User Gait	NATURAL	SEMI-NATURAL	NOT NATURAL	NOT NATURAL	NOT NATURAL
Usage Difficulty	EASY	DIFFICULT	AVERAGE	AVERAGE	AVERAGE
Machine Learning	✓				
No Harness	✓				
No Safety Railing	✓	✓		✓	✓
Small Space Requirement	✓		✓	✓	✓
Low Latency	✓	✓	✓	✓	✓

Kat VR - Kickstarter: Funded (2020) Over $1M in 24 hours
Virtuix [Omni One] - SeedInvest: $19M in Crowdfunding (2021)

VR Awards nominated Unlocked Reality for Rising VR Company of the year (Nov 2021).

BUSINESS MODEL

Unlocked Reality plans to sell directly to consumers and enterprises. We envision growing with enterprise clients through value-added resellers (VAR) and original equipment manufacturer (OEM) sales.

Through **superior customer care**, regular communication, cutting edge technology, and the announcement of new markets and new products, we believe **excellent growth is possible**. As the world's technology advances, businesses begin to integrate VR to advance their work and more consumers acquire a personal VR Set, we believe the demand for true immersion, and Unlocked Reality's platform are poised to grow.

GO TO MARKET

Not only is the virtual reality and augmented reality market massive, but it is also going exponential.

In 2020, the global VR headset market size was valued at $7.81 Billion USD. From 2021-2028, it is expected to grow at a compound annual growth rate (**CAGR**) of **28.2%**, according to Grand View Research.

We plan to be focusing on **enterprise + consumer verticals** where VR movement must be natural and fluid for a **truly immersive experience**.

Enterprise

- Physical Rehab & Therapy
- Enterprise Sales Training
- Healthcare - operating room training for doctors and nurses
- Military Simulation & Training - Army Catches RIDE to Extended Reality Future
- Engineering - virtual inspection of critical infrastructure
- Fitness - especially for pro/college athletes
- Remote Live Events - Worldwide access to Concerts & Shows

Consumer

- Location-Based VR experiences (Arcades)
- Gaming and Entertainment for home VR enthusiasts
- Travel Experiences i.e. virtual safaris over a terrain

Enterprise and Consumer verticals


GTM: Enterprise + Consumer Verticals where VR movement must be natural and fluid for true immersive experience
Enterprise (Our Focus)
• Physical Rehab & Therapy - i.e. https://www.neurorehabvr.com/
• Enterprise Sales Training - i.e. https://savr.world/
• Healthcare - operating room training for doctors and nurses
• Military Simulation & Training - Army Catches RIDE to Extended Reality Future https://www.afcea.org/content/army-catches-ride-extended-reality-future
• Engineering - virtual inspection of critical infrastructure
• Fitness - especially for pro/ college athletes
• Remote Live Events - Worldwide access to Concerts & Shows
Business Model
Primarily VAR and OEM's
Consumer
• Location-Based VR experiences (Arcades)
• Gaming and Entertainment for home VR enthusiast
• Travel Experiences i.e. virtual safaris over a terrain
Business Model: D2C

SUCCESS TO DATE

- Patent Pending system and method
- Initial **investment of $110,000**
- Two maglev POCs complete
- Prototype for UR base Econ near complete
- Nominated for **Rising VR Company of the Year** (VR Awards In Nov '21)
- Concluded work on our first prototype

> Can match a similar fidelity of slide mills that already exist on the market, even with many incomplete key features

- Second prototype underway

> Upon completion, we plan to strive for a production-ready prototype

COMPANY VISION

As we go forward, starting with locomotion, we plan to make a **family of products** to be the **standard for fully immersive VR**.

We are creating tools so people can have **more meaningful experiences in VR and the Metaverse**.

Just as we are working with the **evolution of internet/web** experiences through Web 2.0, we are building the **building blocks for experiences** with **Web 3.0**. VR needs tools to bring the rest of the body into Virtual Reality and those are what we intend to build.

Virtual Reality + MagLev = Next Level of the Metaverse

PRESS

VR Awards - Brought to You By aixr

VR AWARDS | BROUGHT TO YOU BY aixr.

Nominated for Rising VR Company of the Year (Nov '21)

TEAM



Akash Bellippady

Founder & CEO

in

Graduate of UCSC, B.S. in Bioengineering: Cognition & Perception. User experience researcher. VR enthusiast of 9 years, designing VR accessories in his free time.



Matthew Blackburn

Mechanical Engineer

Graduate of SJSU, B.S. in Mechanical Engineering. The designer of all things involving physics and mechanics. Adept Maker, Workshop enthusiast.



Darren Truong

Computer Engineer

Graduate of SJSU, B.S. in Computer Engineering. The developer of embedded systems and versatile in all things programming. Mechanical keyboard enthusiast.



Aaron Wong
Software Engineer

Background in Computer Science and Graduate of UCSD, B.S. in Cognitive Science. The enthusiast and cultivator of all things Machine Learning.



Nate Ciceron
Electrical Engineer

Graduate of SJSU, B.S. in Electrical Engineering. The developer of circuitry and builder of electronics. PCB and power electronics enthusiast. Breadboard hacker.



Veena Somareddy
Advisor, CEO / Co-Founder of Neuro Rehab VR

in

CEO / Co-founder / CTO at NeuroRehabVR, a VR healthcare start-up building virtual/augmented reality training exercises for patients with neurological disorders. Using her many years of R&D experience she connects VR/AR and healthcare to enhance patient care and rehabilitation outcomes greatly.



Nikki Neisler
Strategic Partner

in

Viral Influencer Campaign Creator | Social Media Influencer 1,880,000 + | Software & Tech Startup Go To Market Expert | Vice President At Studio Intake | For more see Studiointake.com



Jack Richards

Strategic Partner

in

CEO of Studio Intake | B2B SaaS & Tech Startup Go To Market Expert | For more see Jackrichards.org



Steve Ardire

Advisor, AI Startup Advisor, ‘Force Multiplier’ numerous startups

in

AI startup advisor ‘force multiplier’ who shapes serendipity by connecting and illuminating the dots that matter leveraging deep relationship capital with recognized personal brand. Currently advises 7 AI startups in #healthcare #futureofwork, #conversationalAI #emotionAI #XR and specializes in working with underestimated early stage AI startups balancing business strategy with smart execution. For more see https://www.forcemultipliersteveardire.com



Lori-Lee Elliott

Advisor, Accelerator Mentor, Founder at Future Sight AR

in

Founder at Future Sight AR | Investor I Futurist | Writer | CEO Accelerator Mentor Creators and developers of Katana XR pioneering mixed reality work management solutions for construction, energy, defense and utility sectors.



Annie Eaton
Advisor

in

Executive Producer at Amebous Labs VR game studio. and CEO at Futurus software development. Immersive content producer, specializing in engaging and interactive virtual reality and augmented reality experiences VR/AR Public Speaker, XRAtlanta Founder, Lover of all things future tech.

Engineering Team Experience Totals

3 years of machine learning, 6 years of programming experience, 4 years of mechanical design experience, 6 years of sensor usage experience, 4 years of electronics design experience, 2 years of power electronics design experience, and 3 years of UX experience design. We have also collectively completed numerous advanced robotics, electronics, and mechanical projects.

FOOTNOTES

[1] Statista: Augmented (AR), virtual reality (VR), and mixed reality (MR) market size worldwide from 2021 to 2024

USE OF PROCEEDS

If the offering's maximum amount of $600,000 is raised:

Use	Value	% of Proceeds
Employees (hiring)	$275,680	45.9%
Research & Development	$189,420	31.6%
Marketing	$69,900	11.7%
Administrative & Legal	$35,600	5.9%
Intermediary fees	$29,400	4.9%

TERMS

This is an offering of CF Common Stock, under registration exemption 4(a)(6), in Unlocked Reality Inc.. This offering must raise at least $10,000 by February 21, 2022 at 10:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Unlocked Reality Inc. may issue additional securities to raise up to $600,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,000,000 shares
× $0.60 per share

$5,400,000 implied valuation

PITCH DECK

Unlocked Reality Inc.


INVEST IN THE
FUTURE OF
VIRTUAL REALITY
Unlocked Reality
Making Virtual Reality
Movement Natural & Fluid

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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UPDATES

Dec 20, 2021 • Primary offering of 1,000,000 shares at $0.60

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